EXHIBIT 21


            SUBSIDIARIES OF WERNER ENTERPRISES, INC.
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                                                    JURISDICTION OF
                       SUBSIDIARY                     ORGANIZATION
                    ----------------                  ------------

1.   Werner Leasing, Inc.                               Nebraska
2.   Gra-Gar, LLC                                       Delaware
3.   Drivers Management, LLC                            Delaware
4.   Werner Management, Inc.                            Nebraska
5.   Drivers Management Holding, Inc.                   Nebraska
6.   Frontier Clinic, Inc.                              Nebraska
7.   Fleet Truck Sales, Inc.                            Nebraska
8.   Werner Global Logistics, Inc.                      Nebraska
9.   Werner Transportation, Inc.                        Nebraska
10.  Werner de Mexico, S. de R.L. de C.V.                Mexico
11.  Werner Enterprises Canada Corporation               Canada
12.  Werner Cycle Works, Inc.                           Nebraska
13.  Werner Leasing de Mexico, S. de R.L. de C.V.        Mexico
14.  Werner Global Logistics U.S., LLC                  Nebraska
15.  Werner Global Logistics (Barbados), SRL            Barbados
16.  Werner Global Logistics (Shanghai), Co., Ltd.       China
17.  Werner Global Logistics-Hong Kong Limited         Hong Kong
18.  Werner Fleet Truck Sales, Inc.                     Nebraska